Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in the Registration Statement on Form S-4 of our report dated February 14, 2023, relating to the consolidated financial statements of Producciones de Parques, S.L. for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte, S.L.

Madrid, Spain

February 14, 2023